AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                          R&B, INC. AND ALLPARTS, INC.
                           Dated as of August 19, 1998



     This Amendment No. 1 (the "Amendment") to that certain Asset Purchase Agreement, dated as of August 19, 1998 (the "Purchase Agreement"), by and between R&B, Inc., a Pennsylvania corporation ("Purchaser"), and Allparts, Inc., a Missouri corporation ("Seller"), is executed as of October 15, 1998.


                                   BACKGROUND

     Seller and Purchaser desire to amend certain provisions of the Purchase Agreement as a result of Purchaser's due diligence investigation, which the parties now acknowledge is complete. Except as specifically provided in this Amendment, the Purchase Agreement shall not be modified in any respect. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Purchase Agreement.


                                   AGREEMENTS

     Incorporating the foregoing herein, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in reliance thereon, intending to be legally bound, the parties hereby agree as follows:

     1. Article I. Certain Definitions. The definition set forth below is hereby amended and restated to reflect the parties agreement to revise the Closing Date and shall read in its entirety as follows:

          "1.12 `Closing Date' shall mean October 28, 1998."

     2. Article III. Consideration and Terms. Article III is hereby amended and restated to revise the Purchase Price and the adjustment to the Purchase Price and shall read in its entirety as follows:

                                  "ARTICLE III
                             CONSIDERATION AND TERMS

          3.1 Consideration for Purchased Assets. The aggregate monetary consideration to be paid by Purchaser to Seller for the Purchased Assets shall consist of a cash payment in the amount of Ten Million One Hundred Thousand Dollars ($10,100,000) plus or minus, as the case may be, the amount by which the intercompany account of Seller, as of the close of business on the day preceding the Closing Date, is more or less than $667,000, respectively (the `Purchase Price'). Seller and Purchaser shall mutually agree upon the amount of the intercompany account as of the close of business on the day preceding the Closing Date.

          3.2 Payment of Consideration. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Seller.

          3.3 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated in accordance with Schedule 3.3, attached hereto. Each Party agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that agreed upon pursuant to this Section."

     3. Article IV. Employee Matters. Section 4.1 is hereby amended and restated to indicate that Purchaser shall offer employment to all Employees and shall assume specific contracts with respect to certain employees.

          "4.1 Offer of Employment. Purchaser shall offer employment on and as of the Closing Date, on an at-will basis, to all Employees in substantially similar jobs, at substantially the same base salaries or wages and benefits as were paid or provided by Seller immediately prior to the Closing Date. Purchaser shall be responsible for COBRA coverage for any employee to whom Purchaser fails to extend an offer of employment and for any claims of discrimination under Federal or state laws, if such claim for discrimination is based on Purchaser's failure to extend an offer of employment to the employee. In addition, Purchaser shall be responsible for any claims for severance benefits under those certain Executive Severance Agreements listed on Schedule 2.1.4 to this Agreement."

     4. Article VI. Representations and Warranties of Seller. Section 6.3 is hereby amended and restated to permit Seller to identify exceptions to this representation and shall read in its entirety as follows:

          "6.3 No Violation; Consents. Except as set forth in Schedule 6.3 hereto, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter of bylaws of Seller, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or the Business and/or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrance upon the Business and/or the Purchased Assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchased Assets or the results of the Business or prevent or delay the consummation of the transactions contemplated by this Agreement."

     5. Article X.  Conditions  Precedent to Obligations  or Purchaser.  Section
10.10 is hereby amended and restated to reflect that Purchaser has completed and is satisfied with its due diligence and shall read:

          "10.10. Section intentionally left blank."

     6. Article XIII. Termination. Section 13.1 is hereby amended and restated to reflect the parties agreement with respect to the Closing Date and shall read in its entirety as follows:

          "13.1 Termination of Agreement. This Agreement may be terminated:

                    (i) by the mutual written consent of Seller and Purchaser;

                    (ii) by Seller or  Purchaser  if the  Closing  has not taken place on or before October 28, 1998; provided, however, that no Party then in breach of any representations and warranties or covenants hereunder shall have the right to terminate;

                    (iii) by Purchaser, on the one hand, or Seller, on the other hand if any representation or warranty of Seller or of Purchaser, respectively, set forth in this Agreement which breach shall or shall reasonably be expected to result in a material adverse effect on the assets or business or Purchaser or Seller, as the case may be, or the ability to consummate the transactions contemplated hereby; and

                    (iv) by  Purchaser  if  there  has been a  material  adverse change in the Business from the Balance Sheet Date."

     7.   Article   XIV.   Survival   of    Representations    and   Warranties;
Indemnification. A new Section 14.4 is hereby added to read as follows:

          "14.4 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all damages, claims, losses, obligations, liabilities, deficiencies, interest, costs and expenses arising out of or related to any breach or violation of any of the covenants of Purchaser in Article IV of this Agreement."

     8. Article XV. Due Diligence  Completion  Certificate and Other Agreements.
Article XV is hereby amended and restated to reflect that Purchaser has completed and is satisfied with its due diligence.

                                   "ARTICLE XV

                      DUE DILIGENCE COMPLETION CERTIFICATE
                              AND OTHER AGREEMENTS

          15.1 Due Diligence Completion Certificate. Purchaser hereby acknowledges that it has completed and is satisfied with the results of its due diligence review. This provision shall have the same effect as any Due Diligence Certificate contemplated by the Purchase Agreement.

          15.2 Business Opportunity Fee. Each of the parties hereto acknowledges that the other party has expended significant time and expense, and has foregone other business opportunities in connection with the transactions contemplated hereunder. Therefore, if the Closing does not occur on or before October 28, 1998 and if the Agreement has not been terminated as permitted by Section 13.1 by October 28, 1998, each party hereunder is obligated under this Agreement to consummate the transactions set forth herein (each such party's respective conditions precedent having been satisfied), the party that breaches this Agreement by not performing its obligations to consummate the transactions contemplated hereunder shall pay the other party $500,000 in immediately available funds on or before October 30, 1998."


     The Parties have caused this Amendment to be signed in their respective names by an officer thereof duly authorized as of the date first above written.


R&B, INC.                                   ALLPARTS, INC.

By:  /s/ Barry D. Myers                     By:  /s/ Donna L. Bacon
     -------------------------                   -------------------------
         Barry D. Myers                              Donna L. Bacon
         VP - General Counsel                        Vice President